FOR IMMEDIATE RELEASE:

Mexco Energy Corporation Reports Profitable Fiscal 2007

MIDLAND, TX - 07/6/07 - Mexco Energy Corporation (AMEX: MXC) reported results on its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 2007.

The Company’s total estimated proved reserves at March 31, 2007 were approximately 6.905 Bcf of natural gas and 220,000 barrels of oil and natural gas liquids, and its estimated present value of proved reserves was approximately $26 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item 2 - Properties” of the Company’s Form 10-K. During fiscal 2007, the Company added proved reserves of 226,000 Mcfe through extensions and discoveries, added 397,000 Mcfe through acquisitions and had upward revisions of previous estimates of 248,000 Mcfe. This represents an approximate 20% increase in oil reserves and a 3% increase in gas reserves as compared to fiscal 2006.

During the year ended March 31, 2007, the Company participated with working interests in 47 gross wells (.22 net wells) compared to 12 gross wells (.05 net wells) for the previous year. All of such wells were commercially productive excepting re-entry of a well in Roosevelt County, New Mexico.

For fiscal 2007, gas reserves constituted approximately 84% of the Company’s total proved reserves and approximately 66% of the Company’s revenues.

The Company reported net income of $608,385, or $.33 per diluted share, for fiscal year 2007 as compared to $788,805, or $.43 per diluted share, for fiscal 2006, a 23% decrease.

Operating revenues in fiscal 2007 were $2,971,717, a decrease of 20% over 2006 operating revenues of $3,719,643. The average sales price received of $6.75 per Mcfe decreased 14% from the $7.86 per Mcfe received in fiscal 2006. Oil production decreased 2% and gas production decreased 8% during fiscal 2007 due to normal decline in production. Revenues from oil and gas royalty interests accounted for approximately 24% of the Company’s revenues for fiscal 2007 and 2006.

Total operating expenses were $2,376,841, a decrease of 9% from 2006 operating expenses of $2,604,677 resulting from an impairment of a long term asset in fiscal 2006 amounting to approximately $262,000.

The Company owns oil and gas properties in ten states, with the majority of its activity centered in West Texas. The Company continues to focus its efforts to increase oil and natural gas reserves, through exploration and development as well as acquisitions.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2007. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements

For additional information, please contact:

Nicholas C. Taylor, CEO
Tammy L. McComic, CFO
432-682-1119

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended March 31,

	2007	2006	2005
Operating revenues:
Oil and gas	$2,969,325	$3,716,564	$2,963,889
Other	2,392	3,079	5,937
Total operating revenues	2,971,717	3,719,643	2,969,826

Operating expenses:
Production	870,778	843,927	780,233
Accretion of asset retirement obligation	24,057	23,436	24,735
Depreciation, depletion, and amortization	652,826	658,365	582,268
General and administrative	829,180	817,332	658,360
Impairment of long-term asset	-	261,617	-
Total operating expenses	2,376,841	2,604,677	2,045,596
Operating profit	594,876	1,114,966	924,230

Other income (expense):
Interest income	4,670	2,837	746
Interest expense	(24,046)	(98,657)	(89,154)

Net other expense	(19,376)	(95,820)	(88,408)

Earnings before income taxes and minority interest	575,500	1,019,146	835,822

Income tax expense (benefit):
Current	-	(19,312)	76,597
Deferred	(28,050)	291,452	196,012
	(28,050)	272,140	272,609

Income before minority interest	603,550	747,006	563,213

Minority interest in loss of subsidiary	4,835	41,799	14,314

Net income	$608,385	$788,805	$577,527

Net income per common share:

Basic:	$0.35	$0.45	$0.33
Diluted:	$0.33	$0.43	$0.32

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of March 31,

	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$72,537	$52,768
Accounts receivable:
Oil and gas sales	399,659	429,133
Trade	2,987	336
Related parties	-	73
Income tax receivable	59,736	59,736
Prepaid costs and expenses	65,986	15,840
Total current assets	600,905	557,886

Investment in GazTex, LLC	20,509	20,509

Property and equipment, at cost
Oil and gas properties, using the full cost
method ($0 and $121,418 excluded
from amortization in 2007 and 2006, respectively)	20,526,431	18,947,532
Other	51,412	39,848
	20,577,843	18,987,380
Less accumulated depreciation, depletion, and amortization	11,240,277	10,587,451
Property and equipment, net	9,337,566	8,399,929
	$9,958,980	$8,978,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$154,074	$118,125

Long-term debt	700,000	600,000
Asset retirement obligation	350,584	352,416
Deferred income tax liabilities	978,686	1,006,736
Minority interest	-	2,051

Commitments and contingencies

Stockholders’ equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value;
40,000,000 shares authorized;
1,840,366 and 1,776,566 shares issued in 2007
and 2006, respectively	920,183	888,283
Additional paid-in capital	4,291,892	3,893,588
Retained earnings	2,871,085	2,262,700
Treasury stock, at cost (59,525 and 33,525 shares, respectively)	(307,524)	(145,575)
Total stockholders’ equity	7,775,636	6,898,996
	$9,958,980	$8,978,324